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                                                                    EXHIBIT 99.1

                       [PROSPERITY BANCSHARES, INC. LOGO]

PRESS RELEASE                                      For more information contact:


Prosperity Bancshares, Inc.(SM)                                      Dan Rollins
4295 San Felipe                                            Senior Vice President
Houston, Texas 77027                                                713.693.9300
                                                 danrollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE


                         PROSPERITY BANCSHARES, INC.(SM)
                            COMPLETES ACQUISITION OF
                             BANK OF THE SOUTHWEST


                Houston Bank Holding Company Expands into Dallas

HOUSTON, October 1, 2002. Prosperity Bancshares, Inc. (Nasdaq: PRSP) announced today that it has completed the acquisition of Southwest Bank Holding Company. Southwest Bank Holding Company's subsidiary, Bank of the Southwest, headquartered in Dallas, Texas, has become a subsidiary of Prosperity and will continue to operate its two full service banking centers under the Bank of the Southwest name.

On June 30, 2002, Bank of the Southwest reported total assets of $129.6 million, total deposits of $114.3 million, total loans of $55.3 million and total shareholders' equity of $14.7 million.

Lonnie Goodman, President and Chief Executive Officer and Cindy Swindle, Executive Vice President and Chief Operating Officer, will continue in their respective positions and will be working with Prosperity to further expand in Dallas. Other officers of Bank of the Southwest include: Perry Johnson, Senior Vice President; Jeanna "Cookie" Smith, Senior Vice President; Claudia Kingston, Assistant Vice President; Nancy Mitchell, Assistant Vice President; Sandy Starek, Assistant Vice President; and Luanne Reilly, Compliance Officer.

"We have been looking for opportunities to expand into North Texas for some time and are pleased that Bank of the Southwest chose to become our partners," remarked David Zalman, President and Chief Executive Officer of Prosperity. "We continue to believe that Dallas can be a great market for future expansion of our Texas based bank. We believe that a customer focused, community minded bank such as ours will be able to expand our presence in Dallas. We will be able to offer Bank of the Southwest's customers a much larger lending limit than they have had in the past."



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"Our customers will continue to enjoy the same style of personal banking they have enjoyed with Bank of the Southwest," said Lonnie Goodman. "We are committed to the Dallas area and are pleased to become a part of the Prosperity team. With Prosperity's capital, we believe we are poised to become a much larger Dallas area bank and will be able to provide our customers with more sophisticated products and services."

Third Quarter Earnings Announcement

Prosperity has scheduled a conference call to discuss their Third Quarter Earnings Announcement, which will be released before the market opens on Monday, October 21, 2002, to begin at 11:00 AM, Central Time on Monday, October 21, 2002. Participants will include David Zalman, President and Chief Executive Officer; Tim Timanus, Executive Vice President and Chief Operating Officer; David Hollaway, CPA, Chief Financial Officer; and Dan Rollins, Senior Vice President. Interested parties may listen live over the Internet at www.prosperitybanktx.com or by calling 1-800-451-7724.

Prosperity Bancshares, Inc.(SM), formed in 1983, is a $1.780 billion bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com and www.bankofthesouthwest.com, Trust and Financial Services, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. The company currently operates forty-two (42) full service banking locations in fifteen contiguous counties including the Greater Houston Metropolitan Area, and Dallas. (Angleton, Bay City, Beeville, Clear Lake, Cleveland, Cuero, Cypress, Dayton, Dallas - Camp Wisdom, Dallas - Westmoreland, East Bernard, Edna, El Campo, Fairfield, Galveston, Goliad, Hitchcock, Houston - Aldine, Houston - Bellaire, Houston - CityWest, Houston - Copperfield, Houston - Downtown, Houston - Gladebrook, Houston - Highway 6, Houston - Medical Center, Houston - Memorial, Houston - Post Oak, Houston - River Oaks, Houston - Tanglewood, Houston - Waugh Drive, Houston - Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.)

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of Prosperity Bancshares, Inc.(SM) and its subsidiaries. Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, may have been made in this document. Prosperity's results may differ materially from those in the forward-looking statements for a variety of reasons, including actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations; and weather. These factors are more fully described in Prosperity Bancshares, Inc.'s filings with the Securities and Exchange Commission.

Copies of Prosperity Bancshares, Inc.'s(SM) SEC filings may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at www.freeedgar.com.

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